China Century Dragon Media, Inc. Announces Resignation of Auditor and Withdrawal of Audit Opinions; Amex Delisting Notice; SEC Investigation; and Formation of Special Investigation Committee

BEIJING, March 28, 2011 /PRNewswire/ China Century Dragon Media, Inc. (NYSE Amex: CDM) (the "Company"), today announced that the Company's registered independent accounting firm, MaloneBailey LLP ("MB") has formally resigned its engagement with the Company as of March 22, 2011.   In its resignation letter, MB informed the Company that due to discrepancies noted on customer confirmations and the auditor’s inability to directly verify the Company’s bank records, they believe these irregularities may be an indication that the accounting records have been falsified, which would constitute an illegal act.  Furthermore, MB’s letter notes that the discrepancies could indicate a material error in previously issued financial statements.  As a result, MB stated that it is unable to rely on management’s representations as they relate to previously issued financial statements and it can no longer support its opinions related to the financial statements as of December 31, 2009 and 2008.   The Company intends to seek and retain a new auditor.

On March 23, 2011, the Company received notification from NYSE Amex LLC (“Amex”) of its intention to delist the Company’s common stock pursuant to Section 1009(d) of the Amex Company Guide based on a determination that it is necessary and appropriate for the protection of investors to initiate immediate delisting proceedings.  Based on Amex’s review of the resignation letter from MB, it determined that the Company is not in compliance with Amex listing standards and is therefore subject to immediate delisting.  Specifically, the Company is subject to delisting pursuant to Section 1003(f)(iii) in that the Company’s actions and inactions led to MB’s resignation and withdrawal of its audit opinions casting material doubt on the integrity of the Company’s financial statements, which were relied upon by Amex; MB’s withdrawal of its audit opinions and that its opinions may no longer be relied upon constitutes a material misstatement and a violation of Section 132(e); the withdrawal of MB’s audit opinions and that there are no current audited financial information available for the Company as a result have caused the Company’s filings to be noncompliant with regulations of the SEC and, thus, noncompliant with Section 1003(d); MB’s withdrawal of its audit opinions calls into question whether the Company actually met the listing standards subjecting the Company to delisting pursuant to Section 1002(e); and Amex states that, based on the withdrawal of MB’s opinions, the Company is not compliant with Section 127.  The Company has until March 30, 2011 a limited right to request an appeal.  If the Company does not request an appeal by then, then the decision will become final and Amex will submit an application to the SEC to strike the Company’s common stock from listing. If the Company requests an appeal, then such request will stay a delisting action.  The Company currently intends to appeal the delisting determination. There can be no assurance that the Company’s request for continued listing will be granted.  The details of the Amex delisting notice is set forth in Item 3.01 of the Company’s Form 8-K filed with the SEC on March 28, 2011.

The Company was also recently notified by the staff of the U.S. Securities and Exchange Commission (“SEC”) that it has initiated a formal, nonpublic investigation into whether the Company had made material misstatements or omissions concerning its financial statements, including cash accounts and accounts receivable.  The SEC has informed the Company that the investigation should not be construed as an indication that any violations of law have occurred. On March 24, 2011, the SEC served the Company a subpoena for documents relating to the matters under review by the SEC. The Company is committed to cooperating with the SEC.  It is not possible at this time to predict the outcome of the SEC investigation, including whether or when any proceedings might be initiated, when these matters may be resolved or what, if any, penalties or other remedies may be imposed.

In light of these events, the Board of Directors of the Company has formed a Special Investigation Committee consisting of independent members of the Board of Directors to launch an investigation with respect to the concerns of MB. The Committee is authorized to retain experts and advisers, including a forensic accounting firm and independent legal advisors, in connection with its investigation.  The Company does not intend to provide further comment regarding the allegations until after the conclusion of the Special Committee's investigation.

The Company expects that the filing of its Annual Report on Form 10-K for the year ended December 31, 2010 will be delayed until completion of the internal investigation, engagement of a new auditor and audit of the Company’s financial statements.   The Company is unable to provide an estimated date of filing of the 10-K at this time.

About China Century Dragon Media, Inc.

China Century Dragon Media is a television advertising company in China that primarily offers blocks of advertising time on certain channels on China Central Television ("CCTV"), the state television broadcaster of China and China's largest television network. We purchase, repackage and sell advertising time on certain of the nationally broadcast television channels of CCTV. We assist our customers in identifying the most appropriate advertising time slots for their television commercials based on the customer's advertising goals and in developing a cost-effective advertising program to maximize their return on their advertising investment.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements.  Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "expects," "anticipates" or similar expressions. Such information is based upon expectations of the Company's management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions. Such risks and uncertainties include, but are not limited to, the Company's ability to complete an internal investigation in a timely manner; the discovery of additional issues related to the Company’s accounting records which may extend the investigation; the ability to engage a new independent auditor and file its Form 10-K for the year ended December 31, 2010 within a reasonable period; the Company's inability to adequately respond to the SEC’s investigation orders; the Company's inability to efficiently deploy resources to manage the process or complete it on a timely basis; adverse capital and credit market conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company does not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company's most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and its subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov .

Contact:

George Duan
CFO and Corporate Secretary
US Cell: 224-208-8855
george@ss.ad.com